Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is being entered into by and between Bluejay Diagnostics, Inc. (the “Company”) and Jason Cook (“Executive”). The Company and Executive may hereafter be referred to individually as a “Party” or collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement by and between the Parties entered into as of July 1, 2021 (the “Employment Agreement”).

WHEREAS, the Parties have discussed Executive’s separation of employment with the Company, which will be treated under the Employment Agreement as a termination of employment by the Company without Cause;

WHEREAS, Executive wishes to enter into this Agreement, and accordingly, the Company and Executive have agreed to the following terms in connection with termination of Executive’s employment;

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1. Separation Date and Related Matters.

(a) Executive’s last day of employment will be on a date to be determined by the Company, which date shall be determined by the Company’s President and Chief Executive Officer and communicated to the Executive at least four (4) weeks in advance of such date, provided, however, that in no event shall such date be later than 30th May, 2025 (such date, the “Separation Date”).

(b) Executive acknowledges that as of the Separation Date, Executive’s employment with the Company and all of the offices, directorships, appointments, and other positions Executive holds with the Company and all of its direct and indirect parents, subsidiaries, affiliates or related entities will have terminated. After the Separation Date, Executive shall not represent that Executive is an employee, officer, agent, or representative of the Company or any of its direct or indirect parents, subsidiaries, affiliates, or related entities for any purpose.

(c) Whether or not Executive executes this Agreement, the Company will pay or provide to Executive: (i) continued payment of Base Salary through the Separation Date, (ii) any accrued but unused vacation or paid time off in accordance with the Company’s policy as of the Separation Date, (iii) reimbursement for any unreimbursed business expenses incurred through the Separation Date, to the extent reimbursable in accordance with Section 3 of the Employment Agreement, and (iv) all other payments or benefits (if any) to which Executive is entitled under the terms of any benefit plan or arrangement (including with respect to post-Separation Date coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act, or COBRA).

2. Severance.

(a) If Executive executes this Agreement, allows it to become effective, and complies with its terms, in accordance with Section 7(a) of the Employment Agreement as pertains to a termination of Executive’s employment by the Company without Cause, the Company shall pay Executive the gross sum of (i) $120,900 in the amount of severance payment, which amount is the equivalent of six months of Executive’s Base Salary plus (ii) an amount equal to the product of (A) Executive’s target bonus for the 2025 calendar year (which is $72,540, an amount equal to 30% of Executive’s annual Base Salary) multiplied by (B) a fraction equaling the number of calendar days Executive is employed by the Company during the 2025 calendar year through the Separation Date divided by 365 (collectively, the “Severance Payments”). The Severance Payments shall be subject to withholding for applicable taxes and shall be paid in equal cash installments on the Company’s normal payroll dates over a six-month period, with the first such payment made on the first payroll date at least five (5) business days following the Effective Date (as defined below). The Severance Payments will be made by direct deposit to Executive’s bank account currently on record with the Company.

(b) Subject to the Company’s continued compliance with its obligations under that certain Settlement and Release Agreement, dated May 8, 2025, between the Company and Nanohybrids, Inc. (which the Executive joined as a party for certain limited purposes set forth therein) (the “Nanohybrids Settlement Agreement”), Executive agrees that once Executive receives the Severance Payments and the Company satisfies its obligations pursuant to Section 10, Executive is not owed and will not seek any additional amounts or benefits from the Company or any of the other Company Releasees.

(c) For the avoidance of doubt, if the Effective Date (as defined below) does not occur, no Severance Payments shall be provided to Executive pursuant to this Agreement, and any Severance Payments that were previously provided to Executive must be returned or repaid.

3. General Release.

(a) Executive, on Executive’s own behalf and on behalf of Executive’s agents, heirs, executors, administrators, representatives, attorneys, successors and assigns, hereby releases and forever discharges the Company and any and all of the Company’s past, present, or future parents, subsidiaries, affiliates, and related entities, and any and all of their past, present or future officers, directors, members, employees, agents, counsel, consultants, auditors, contractors, successors and assigns (“Company Releasees”), from any and all complaints, claims, demands, damages, lawsuits, and causes of action, whether known, unknown or unforeseen, arising out of or in connection with any event, transaction or matter occurring or existing on or before the date of Executive’s execution of this Agreement, which Executive has or may have against any of them for any reason whatsoever in law or in equity, under federal, state, local or other law, whether the same be upon statutory claim, contract, tort or other basis, including but not limited to any and all claims arising from or relating to Executive’s employment or the termination of employment; any and all claims relating to wages, salary, bonuses, commissions, other compensation, expenses, benefits, leave, discrimination, disabilities, accommodation, harassment, or retaliation or other wrongful conduct; and any and all claims relating to any employment contract, express or implied. Without limiting the generality of the foregoing, this release covers any and all claims under the Civil Rights Acts of 1866 and 1964, the Americans with Disabilities Act, the Equal Pay Act, the Age Discrimination in Employment Act (“ADEA”), the National Labor Relations Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, all as amended, and any other federal, state or local statutes related to employment. Without limiting the foregoing, this release includes claims relating to the Massachusetts Fair Employment Practices Law, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Minimum Fair Wage Act, the Massachusetts Wage Act, the Massachusetts Equal Pay Act, the Massachusetts Parental Leave Act, the Massachusetts Sexual Harassment Statute, all as amended and including all of their respective implementing regulations.

(b) This release covers claims Executive knows about and those Executive does not know about, but does not waive or release any claims or rights that arise after Executive executes this Agreement. Executive agrees, without limiting the generality of the above release, not to file any claim or lawsuit seeking monetary recovery or other relief for Executive based on any claims that are lawfully released in this Agreement. Executive further hereby irrevocably and unconditionally waives any and all rights to recover, and will not accept, any monetary or other relief for Executive concerning the claims that are lawfully released in this Section. Notwithstanding the foregoing, Executive is not releasing (a) any right to enforce this Agreement or the Nanohybrids Settlement Agreement; (b) any claims for unemployment compensation, workers’ compensation benefits or other rights or claims that may not be released by this Agreement as a matter of law; (c) any rights or claims Executive may have with regard to Executive’s status as a shareholder or equity holder of the Company; or (d) any claims for vested benefits under any Company 401(k), retirement, medical, disability or deferred compensation plans. Additionally, Executive is not releasing any rights Executive may have in the nature of indemnification or coverage under the Company’s Certificate of Incorporation, Bylaws, or any directors and officers insurance policy, which shall apply in accordance with their terms. Executive represents and understands that the foregoing is a GENERAL RELEASE.

4. No Admission. The Parties agree that nothing contained in this Agreement shall constitute or be treated as an admission of liability or wrongdoing by the Company Releasees or Executive.

5. Continuing Obligations.

(a) Executive agrees to return and represents Executive has returned to the Company, and is no longer in possession of, all information, property, and supplies belonging to the Company and its Affiliated Entities and clients, including, without limitation, documents, records, files, notebooks, manuals, letters, notes, passwords/credentials, reports, customer and supplier lists, cost and profit data, e-mail, apparatus, computers, cell phones, tablets, hardware, software, drawings, and any other material, including all materials pertaining to Confidential Information developed by Executive or others, and all copies of such materials, whether of a technical, business or fiscal nature, whether on the hard drive of a laptop or desktop computer, in hard copy, disk, or any other format, which are in Executive’s possession, custody, or control. Executive may, however, retain Executive’s own personal compensation, financial, and benefits information.

(b) Executive reaffirms and agrees to comply with the restrictive covenants contained within the Employment Agreement, including (without limitation) under Sections 8 and 9 of the Employment Agreement (the “Reaffirmed Covenants”). The Reaffirmed Covenants are not superseded or limited by this Agreement (nor is this Agreement limited by such Reaffirmed Covenants), and continue to apply notwithstanding any other provisions in this Agreement.

(c) Executive acknowledges that during employment, Executive learned and came into contact with certain confidential and/or proprietary information and trade secrets of the Company and its Affiliated Entities, (collectively, “Confidential Information”). Executive acknowledges that Confidential Information includes without limitation trade secrets, financial information, future plans and projections, budgets, financing and credit-related information, business strategies and methods, costs, or other data and information concerning the Company, its Affiliated Entities, or their affairs, that the Company and/or its Affiliated Entities has not previously disclosed to the public, and any confidential information of others provided to the Company and its Affiliated Entities. Confidential Information includes information in any form, whether tangible or intangible, including without limitation all notes, records, drawings, handbooks, manuals, policies, contracts, memoranda, other documents, software, electronic files, data, drives, and cloud storage. Executive agrees that, as between Executive and the Company, Confidential Information is and shall remain the exclusive property of the Company, and Executive shall not disclose to any person or entity, use for Executive’s own benefit, copy, or make notes of any Confidential Information, except as and only to the extent expressly authorized by the Company in writing.

(d) Executive agrees to keep confidential and not disclose the existence, terms, or circumstances relating to this Agreement (including, without limitation, the circumstances leading to Executive’s separation from employment), except (i) as authorized in writing by the Company; (ii) to Executive’s attorneys as may be necessary to secure advice concerning this Agreement; (iii) to Executive’s tax advisors or accountants as may be necessary for the preparation of tax returns or other reports required by law; (iv) to members of Executive’s immediate family; or (v) to enforce this Agreement. Executive further agrees that prior to disclosing such information under parts (ii), (iii) or (iv) of this subsection, Executive will inform the recipients that they are bound by these confidentiality limitations, and subsequent disclosure of such information by any such recipient shall be deemed to be a disclosure by Executive in breach of this Agreement.

(e) Except as required by applicable law (including rules pertaining to the filing of information with the Securities and Exchange Commission), (i) Executive shall not, directly or indirectly, make any written or oral statements to any person or entity that reflect negatively upon or otherwise disparage the Company Releasees or their affairs, products, or services, and (ii) the Company’s officers, human resources representatives and directors shall not, directly or indirectly, make any written or oral statements to any person or entity that reflect negatively upon or otherwise disparage the Executive.

(f) Executive agrees to reasonably cooperate with and assist the Company at the Company’s request in responding to any claims, litigation, proceeding, or inquiry involving the Company in matters which the Company reasonably deems Executive’s participation to be necessary as a result of Executive’s employment with the Company. The Company shall reimburse Execute for reasonable, out-of-pocket expenses (not including attorneys’ fees) for cooperation provided under this paragraph. The Company agrees to cooperate in scheduling these obligations with reasonable advance notice and at a mutually agreeable time and place, and, to the extent that Executive is required to spend substantial time on such matters, the Company shall compensate Executive at an hourly rate of $500.00 per hour. For the avoidance of doubt, the terms “cooperation” and “assistance” mean only that Executive will provide truthful information within Executive’s knowledge and possession in accordance with this Section 5(f).

(g) Executive shall, upon reasonable request of the Company, before and for the three-month period after the Separation Date, provide information and otherwise reasonably cooperate and assist in effectuating a smooth transition from Executive’s employment and any other positions Executive held as a result of employment with the Company (including turnover of passwords and other login credentials, transfer of applicable files and records, and good faith assistance transitioning to the Company’s President and Chief Executive Officer those third-party relationships that Executive helps manage on behalf of the Company). Executive shall not receive additional compensation (beyond continued payment of Base Salary amounts through the Separation Date) for transition assistance provided under this paragraph (it being understood that such cooperation and assistance is expected to be de minimis and shall not exceed two working hours per month).

(h) Executive waives any and all rights to employment, reinstatement, or re-employment with the Company and specifically agrees that Executive will not intentionally in the future seek to be re-employed in any position by the Company, nor will Executive seek or apply for any such employment position.

6. Potential Consulting Arrangement Following Separation Date.

The Parties may mutually agree for Executive to serve as a paid consultant following the Separation Date. Any such post-Separation Date arrangement will be on terms (including with respect to fees and length and scope of service) to be mutually agreed by the Parties, and neither Party shall be under any obligation to agree to any specific terms in connection with such an arrangement, or to agree to any arrangement. To the extent that the Parties mutually agree to such a post-Separation Date consulting arrangement, the Parties may memorialize such arrangement via a consulting agreement or other written documentation.

7. Rights Not Subject to Limitation.

(a) Notwithstanding any other provisions of this Agreement, this Agreement does not limit any right Executive or the Company may have that may not be limited by private agreement, including any right to:

(i) provide any information in response to a valid subpoena, court order, other legal process or as otherwise required to be provided by law;

(ii) challenge the validity or enforceability of this Agreement (including under the ADEA);

(iii) apply for unemployment compensation or workers’ compensation benefits;

(iv) file a charge or complaint with, provide information to, or participate in an investigation or proceeding conducted by a government agency (such as the Equal Employment Opportunity Commission or National Labor Relations Board) authorized to enforce laws against unlawful conduct, provided that this Agreement does waive, to the maximum extent permitted by law, any right to seek, recover or accept any monetary payments or other individual relief for the Executive connected to any agency or other action related to claims that are lawfully released in this Agreement; or

(v) report possible violations of federal or state law or regulation to any governmental agency or entity or self-regulatory organization or to cooperate with such agency, entity, or organization, without notice to the Company (and to receive a whistleblower award provided by law for providing such information).

(b) The Parties acknowledge that pursuant to 18 U.S.C. § 1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

(c) Executive agrees that in the event Executive receives a subpoena or similar request or demand by any person or entity (other than a government agency) to give testimony or produce documents pertaining to Executive’s employment with the Company, Executive will give prompt written notice of such subpoena, request, or demand to the Company, to allow the Company a reasonable opportunity to, if it elects, first contest the right of the requesting person or entity to such disclosure.

8. Additional Provisions.

(a) In the event of a breach or threatened breach by Executive of Sections 3 or 5 of this Agreement, Executive agrees that money damages would not afford an adequate remedy and that the Company shall be entitled to seek a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without showing actual damages, and without posting bond. Any equitable relief will be in addition to, and not in lieu of, legal remedies, monetary damages, or other available relief.

(b) The Parties represent and acknowledge that in executing this Agreement they do not rely and have not relied upon any representation or statement, other than those contained in this Agreement, made by the other Party or the other Party’s agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise. Executive acknowledges and agrees that Executive is solely responsible for payment of taxes owed by Executive as a consequence of this Agreement. This Agreement contains the entire agreement between the Parties relating to the subject matter of this Agreement, may not be altered or amended except by an instrument in writing signed by both Parties, and supersedes all prior agreements between the Parties relating to the subject matter of this Agreement except for the Option Agreement, the Plan, and the Reaffirmed Covenants.

(c) Neither the waiver by either Party of a breach of or default under any of the provisions of this Agreement, nor the failure of such Party, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any provisions, rights or privileges hereunder. If any part, term or provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, unenforceable or otherwise in conflict with law, the validity of the remaining parts, terms or provisions shall not be affected, provided that if a court finds that the release language is unenforceable, the Parties shall, in good faith, rewrite (or, if they cannot agree, ask the court to rewrite) the offending language to cure the defect in a reasonable manner that maintains the intended status quo as closely as possible. This Agreement shall extend to, be binding upon, and inure to the benefit of the Parties, and their respective successors, heirs, and assigns, provided that this Agreement may not be assigned by Executive without the Company’s written consent.

(d) This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts (excluding the choice of law rules thereof). The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either Party. This Agreement may be executed electronically and may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same written agreement, which shall be binding and effective as to all Parties.

(e) This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment that are “deferred compensation” for purposes of Section 409A shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

9. Acknowledgments; Effective Date. Executive acknowledges and understands that Executive: (a) has read and understands this Agreement and executes it voluntarily and without coercion; (b) is being advised herein to consult an attorney prior to executing this Agreement and has had a full opportunity to do so; (c) has twenty-one (21) calendar days from the date Executive received this Agreement to consider, execute and return this Agreement to Neil Dey, Bluejay Diagnostics, Inc., 360 Massachusetts Avenue, Suite 203, Acton, MA 01720 (email: neil.dey@bluejaydx.com) and if Executive signs this Agreement prior to the end of the twenty-one (21) day period, Executive has done so voluntarily; and (d) has seven (7) calendar days after executing this Agreement to revoke it by providing written notice of revocation to Neil Dey at the contact information stated above, no later than 11:59 p.m. on the seventh calendar date after Executive signed this Agreement. Executive further understands that if Executive revokes this Agreement, it shall be null and void and of no force or effect on either Executive or the Company. This Agreement is not effective or enforceable until after the seven (7) day period expires without revocation (the “Effective Date”), and the Company’s promises under this Agreement, including but not limited to its obligation to provide Executive with the Severance Payments, will arise only after this time.

10. Legal Fees. Within 10 business days following the Effective Date of this Agreement, the Company will pay Executive’s attorneys, The Law Offices of Cohen & Buckmann, EIN 81-1443602, for Executive’s reasonable attorneys’ fees incurred in connection with the separation of Executive’s employment and the negotiation of this Agreement and to which the Company shall make no tax or other withholdings, and which will be reported to the IRS on Form 1099, issued to each of Executive and Executive’s counsel.

[Signature page follows.]

In witness hereof, the Parties have agreed and affixed their signatures below. If Executive has signed this Agreement before the expiration of any consideration period provided above, Executive acknowledges that the Executive has done so knowingly and voluntarily.

JASON COOK:	BLUEJAY DIAGNOSTICS, INC.:

/s/ Jason Cook	By:	/s/ Neil Dey
	Name:	Neil Dey
Date: 5/28/25	Title:	President and Chief Executive Officer
Date: 5/27/25

[Signature Page to Separation Agreement and General Release]